Exhibit 10.2
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OYO FIELD AGREEMENT

THIS OYO FIELD AGREEMENT, dated as of April 7, 2010 (this “Agreement”), by and among CAMAC PETROLEUM LIMITED, a company incorporated in the Federal Republic of Nigeria, and a wholly owned subsidiary of Pacific Asia Petroleum, Inc. (“Newco”), CAMAC ENERGY HOLDINGS LIMITED, a Cayman Islands company (“CEHL”), and ALLIED ENERGY PLC (formerly, Allied Energy Resources Nigeria Limited), a company incorporated in the Federal Republic of Nigeria (“Allied”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H

WHEREAS, Newco, Allied, CAMAC International (Nigeria) Limited (“CINL”) and Nigerian Agip Exploration Limited (“NAE”) have entered into that certain Agreement Novating Production Sharing Contract (the “Novation Agreement”) of even date herewith, under which each of Allied and CINL novated to Newco their respective interests in and all rights and obligations in relation to the Oyo Field under the Production Sharing Contract dated July 22, 2005 by and among Allied, CINL and NAE (the “PSC”);

WHEREAS, the Parties desire to enter into arrangements to enable Newco, to the extent permitted under, and in accordance with the terms and conditions of, the PSC, to maintain orderly supervision, direction, and control of matters pertaining to the Petroleum Operations, Work Programme and Budget as it relates to Newco’s interest in the Oyo Field under the PSC; and

WHEREAS, the parties intend that Newco be indemnified and held harmless from and against any negative effect on Newco’s share of Cost Oil and Profit Oil from the Oyo Field that may result from future Operating Costs from areas on OML 120 and/or OML 121 that are outside of the Oyo Field, and in the event that the NAE Waiver (as defined in the Novation Agreement) ceases to apply as a result of Newco’s ceasing to be an Affiliate of Allied;

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Capitalized Terms.  Any capitalized term used herein that is not otherwise defined shall have the respective meaning ascribed to such term in the PSC.

Section 1.2 Interpretation.  Unless the context requires otherwise:  (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to an “Article,” and “Section” or “subsection” refer to an article, section or subsection of this Agreement, unless the context requires otherwise; (c) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions; (d) the term “cost” includes expense, and the term “expense” includes cost; (e) the terms defined herein include the plural as well as the singular and vice versa; (f) references to

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money refer to legal currency of the United States of America; (g) no construction shall be given to the fact or presumption that one party had a greater or lessor hand in drafting this Agreement; (h) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (i) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place where it is defined; (j) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof; (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

ARTICLE II
MANAGEMENT, DOCUMENTATION AND PERFORMANCE UNDER THE PSC

Section 2.1                      Management Committee.

(a) The Parties understand and acknowledge that, as currently structured, the PSC does not provide for a separate Management Committee for each field or development.  The Parties agree that Allied will continue to appoint all of the representatives to the Management Committee to which it had heretofore been entitled to appoint.  Allied agrees that, in all matters concerning Petroleum Operations, Work Programme and Budget as it relates to Newco’s interest in the Oyo Field under the PSC, Allied shall consult with Newco and represent Newco’s interests in relation thereto, including voting on matters accordingly, as expressly directed in advance in writing by Newco or as may be directed in person by a representative of Newco in attendance at the meeting of the Management Committee.  To the extent permitted under the PSC or by other agreement by and between Allied and NAE, Newco shall have the right to attend any meeting of the Management Committee at which matters directly and materially relating to the Oyo Field may be addressed.  Allied shall send to Newco written notice of the date, time and venue of each meeting of the Management Committee and an agenda for such meeting on a timely basis, but in no event later than five (5) days after Allied receives written notice of such meeting from the party convening the meeting in question.  No Management Committee representative appointed by Allied shall vote at any meeting of the Management Committee on any matter not included in the agenda for such meeting and directly and materially related to the Oyo Field except as expressly directed in advance in writing by Newco or as may be directed in person by a representative of Newco in attendance at the meeting. The provisions of this paragraph shall apply, mutatis mutandis, with respect to any other committee that may be constituted under the PSC to which Allied may appoint representatives, including any finance committee and any technical committee.

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(b) No Management Committee representative appointed by Allied shall vote in favor of the termination of the PSC, the unitisation of the Oyo Field or adoption or revision of a Development Plan for the Oyo Field without the prior written consent of Newco.

Section 2.2                      Documentation.  Each Party agrees to provide to the other Party, on a timely basis, copies of all documentation and written information that it may receive from NAE, the Government, or any other third party in relation to the Oyo Field and that may be material to the interests of Newco.  Allied shall request all notices, documentation, data and reports that Allied and CINL are entitled to receive under the PSC be provided separately for the Oyo Field and upon Newco’s request, all of the audit rights of Allied and CINL described in the PSC, including Section 13.3 of the PSC as those relate to the Oyo Field. Allied shall send to Newco a copy of all default notices it sends or receives in connection with or arising out of the PSC, including any such default notice under Section 8.3.2 of the PSC, within five (5) days of such sending or receiving any such notice if the default addressed in such notice could result in an adverse impact on the Oyo Field or PAPI’s interest in the Oyo Field. In addition, Allied shall promptly send to Newco any receipts or acknowledgment letters, within five (5) days of its receipt thereof, that it receives pursuant to Section 14.5 of the PSC that relate to the Oyo Field.

Section 2.3                      Performance Under the PSC and Novation Agreement.

(a) Allied shall: (i) perform and observe all of its material covenants and obligations contained in the PSC, (ii) take all reasonable and necessary actions to prevent the termination or cancellation of the PSC, and (iii) upon Newco’s written instruction and at Newco’s expense, enforce against each other party to the PSC each material covenant or obligation of such party in accordance with its terms to the extent that such enforcement is, in the reasonable opinion of Newco, necessary or beneficial to the preservation of Newco’s rights or interests in the Oyo Field.

(b) Newco shall have the right to participate in any meeting held pursuant to Section 9.1 or Section 9.2 of the PSC to determine a valuation formula for the Realizable Price of any Crude Oil attributable to the Oyo Field, and Newco shall have the right to instruct Allied and direct Allied’s actions, and Allied shall follow and comply with such instructions and directions, with respect to the valuation of such Crude Oil.  In addition, Newco shall have the right, by written request, to cause Allied to propose a modification to the valuation method for the Realizable Price of any Crude Oil attributable to the Oyo Field in accordance with Section 9.2 of the PSC.

(c) Allied shall send to Newco any demand for arbitration directly relating to Oyo that Allied receives pursuant to Section 23.2 of the PSC within five (5) days of receipt thereof.  Newco shall have the right by written request to cause Allied to submit a demand for arbitration with respect to any issue directly relating to the Oyo Field, which submission shall be made by Allied with ten (10) days of its receipt from Newco of a demand in a form appropriate for

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submission.  Newco shall have the right to participate in any arbitration directly relating to the Oyo Field conducted pursuant to Article 23 of the PSC.

(d) Newco shall be entitled to participate in any meetings or consultations regarding the impact of any change in legislation on the PSC conducted pursuant to Section 26.3 of the PSC.

Section 2.4                      Further Assurances.  It is the intent of the Parties that Newco be entitled to all rights and have the ability to enforce all such rights under the PSC directly relating to the Oyo Field as if it were a party to the PSC.  Allied shall (and, to the extent reasonably within its power, shall cause CINL and NAE to) take all reasonable action and afford all cooperation necessary or requested by Newco to ensure Newco enjoys all rights and has the ability to enforce all such rights under the PSC directly relating to the Oyo Field as if Newco were a party to the PSC.

ARTICLE III
INDEMNITIES

Section 3.1                      Indemnity.

(a) To the extent that, after the date of this Agreement, there are Petroleum Operations on OML 120 and/or OML 121 that are outside of the Oyo Field and such Petroleum Operations result in Operating Costs (“Non-Oyo Operating Costs”) that result in Cost Oil that is allocated to NAE or Allied under the terms of the PSC against Available Crude Oil from the Oyo Field, Allied shall indemnify and hold Newco harmless from and against any diminution in  the sum of Newco’s allocation of Profit Oil and Cost Oil from the Oyo Field from what would have otherwise been allocated to Newco in the absence of such Non-Oyo Operating Costs (taking into account all relevant factors, including the resulting increase in Profit Oil, if any, resulting from the decrease in Petroleum Profits Tax resulting from the deductibility of the Non-Oyo Costs), in accordance with the provisions of this Article III.

 (b) In the event that Allied fails to vote at any meeting of the Management Committee on any matters concerning Petroleum Operations, Work Programme or Budget relating to Newco’s interest in the Oyo Field under the PSC as directed in advance in writing by Newco, or as may be directed in person by a representative of Newco in attendance at the meeting of the Management Committee, Allied shall indemnify and hold harmless Newco from and against any Damages arising out of any claims, liabilities or obligations under the PSC resulting from Allied’s failure to so vote in accordance with the provisions of this Article III.  For purposes of this Section 3.1(b), “Damages” shall mean any and all liabilities, losses, claims, damages, fines, penalties and expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs).

(c) To the extent that any Non-Oyo Operating Costs incurred after the date of the PSC and prior to the date of this Agreement exceed Eighty Million United States Dollars (US$80,000,000), Allied shall indemnify and hold Newco harmless from and against any

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diminution in the sum of Newco’s allocation of Profit Oil  and Cost Oil from the Oyo Field from what would have otherwise been allocated to Newco in the absence of such prior Non-Oyo Operating Costs in excess of US$80,000,000 (taking into account all relevant factors, including the resulting increase in Profit Oil, if any, resulting from the decrease in Petroleum Profits Tax resulting from the deductibility of the Non-Oyo Costs), in accordance with the provisions of this Article III.  For the avoidance of doubt, amounts paid by NAE as consideration for its 40% Participating Interest in OMLs 120 and 121 shall not be considered to be Non-Oyo Operating Costs.

 (d) In the event that, pursuant to the provisions of Clause 3.3.2 of the Novation Agreement, the NAE Waiver (as defined therein) ceases to apply as a result of Newco’s ceasing to be an Affiliate of Allied, Allied and CEHL (together, the “CAMAC Parties”) shall jointly and severally indemnify and hold Newco harmless from and against any diminution in  the sum of Newco’s allocation of Profit Oil from the Oyo Field from what would have otherwise been allocated to Newco in the absence of such cessation of the NAE Waiver (such diminution for which indemnity is to be provided hereunder shall hereinafter be referred to as the “Waiver Damages”), in accordance with the provisions of this Article III.  Notwithstanding anything to the contrary in Section 3.2 herein, the amount of any and all Waiver Damages suffered by Newco shall be paid in cash, or, at the option of the CAMAC Parties, may be paid in the return of a specified number of shares of CAMAC Energy Inc. (formerly known as Pacific Asia Petroleum, Inc.).  If the CAMAC Parties opt to pay shares in lieu of cash for any Waiver Damages, then the CAMAC Parties shall notify Newco in writing of their intent to exercise such option.  The number of shares to be paid to Newco shall have a fair market value equal to the aggregate amount of the Waiver Damages to be paid by the CAMAC Parties.  The fair market value of such shares shall be determined by calculating the average closing price of the common stock of CAMAC Energy Inc. (formerly known as Pacific Asia Petroleum, Inc.)  over a period of 30 days, counting back from the first business day immediately prior to the determination of Waiver Damages pursuant to Section 3.2 herein.

(e)  Any amounts that Allied or the CAMAC Parties are required to pay Newco pursuant to this Section 3.1 shall be referred to herein collectively as the “Adjustment Amount”.

Section 3.2                      Determination of Adjustment Amount.  On or before the later of (i) March 31 of every Calendar Year, or (ii) the date that is thirty (30) days after Newco has received all information and documentation from Allied, NAE and the Government, if and as applicable, necessary to calculate the Adjustment Amount for the previous Calendar Year, Newco shall deliver to Allied or, with respect to Waiver Damages, the CAMAC Parties, written notice setting forth the actual Adjustment Amount, if any, for the previous Calendar Year and reasonable supporting calculations and documentation.  If Allied or, with respect to Waiver Damages, the CAMAC Parties, dispute the Adjustment Amount as set forth in such written notice, then Allied or, with respect to Waiver Damages, the CAMAC Parties, may, within 10 days following receipt of such notice, object thereto by providing Newco written notice of such objection, setting forth in reasonable detail the substance of such dispute (a “Dispute Notice”).  Newco shall respond to

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the Dispute Notice within 10 days following receipt or as extended by mutual agreement (the “Dispute Notice Period”).  If Newco and Allied or, with respect to Waiver Damages, the CAMAC Parties, have not agreed to an Adjustment Amount by the end of the Dispute Notice Period, the Parties shall submit such matter to Grant Thornton LLP, located in Houston, Texas, or if such firm no longer exists, then to PricewaterhouseCoopers LLP, located in Houston, Texas (the selected firm is referred to herein as the “Independent Arbitrator”), for review and resolution in accordance with the provisions of this Article III.

(a) The Independent Arbitrator shall make a final and binding determination as to the Adjustment Amount.  The Independent Arbitrator’s determination shall be in the form of an opinion as is appropriate under the circumstances and shall confirm that it was rendered in accordance with this Article III.

(b) If the Adjustment Amount as set forth in Newco’s written notice (or if disputed by Allied or the CAMAC Parties, as ultimately determined by the Independent Arbitrator or otherwise) is positive (i.e., if the sum of Newco’s share of Profit Oil and Cost Oil has been reduced as a result of Non-Oyo Operating Costs or Waiver Damages are due to Newco from the CAMAC Parties), then Allied or, with respect to Waiver Damages, the CAMAC Parties, shall, within thirty (30) days of such written notice or determination, as appropriate, pay Newco by wire transfer of immediately available funds, the amount of such Adjustment Amount.

(c) Allied, the CAMAC Parties and Newco agree that judgment may be entered upon the determination of the Independent Arbitrator in any court of competent jurisdiction.

ARTICLE IV
CONFIDENTIALITY

Each Party acknowledges that in connection with its performance under this Agreement, it may gain access to confidential material and information which is identified by the other Parties as confidential and proprietary to the other Parties.  Each Party agrees to maintain the confidentiality of all such information as provided in the PSC.

ARTICLE V
TERM; TERMINATION

This Agreement shall commence upon the date first written above and shall expire at such time as the Oyo Field has been abandoned and all applicable filing and reporting requirements of the Government relating to Newco’s interest in the Oyo Field have been satisfied or are no longer applicable.

ARTICLE VI
LIMITATIONS

NEITHER ALLIED NOR CEHL SHALL NOT BE LIABLE TO NEWCO FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR FROM THE BREACH OF THIS AGREEMENT.

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ARTICLE VII
FORCE MAJEURE

Section 7.1                      Excused Performance.  The Parties shall not be subject to any liability, including, but not limited to, any liability of a Party to the other Parties, imposed by virtue of the provisions herein, for failure to comply with any of the terms and provisions of this Agreement, excluding any term or condition relating to the payment of money, during the time and to the extent that such failure shall be due to (a) provisions of Law, or the operation or effect of rules, regulations or orders promulgated by any Governmental Authority having jurisdiction over the Parties; (b) any demand or requisition of any government having jurisdiction over the Parties; (c) the action, judgment or decree of any court; (d) floods, storms, lightening, earthquakes, washouts, high water, fires, acts of God or public enemies, wars (declared or undeclared), blockades, epidemics, riots, insurrections, strikes, labor disputes (it is understood that nothing herein shall be required to force any Party to settle any strike or labor dispute referred to in this Section 7.1), explosions, breakdown or failure of plant machinery, failure of suppliers to deliver material or of carriers to transport the same; or (e) any other cause (except financial), whether similar or dissimilar, over which the Parties, respectively, have no reasonable control, and, in the case of each of clauses (a) through (e) above, which forbid or prevent the performance of all or any part of the conditions or obligations of this Agreement (such causes being herein referred to as “Force Majeure”).

Section 7.2                      Reasonable Efforts.  Notwithstanding Section 7.1, every reasonable effort will be made by each Party to avoid delay or suspension of any work or acts to be performed by such Party hereunder due to Force Majeure.  Further, should Force Majeure prevent performance by a Party of its obligations hereunder, every reasonable effort shall be expended by such Party, to remove or remedy the cause of the Force Majeure or to find alternative means to accomplish that which is prevented by Force Majeure.  The Parties shall cooperate with each other to find ways to remove or overcome the Force Majeure or to circumvent such Force Majeure.  Notwithstanding the foregoing, nothing herein shall be required to force any Party to settle any strike or labor dispute.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.2                      Governing Law; Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW RULES THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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(b) ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY QUESTION REGARDING ITS EXISTENCE, VALIDITY OR TERMINATION, AND WHETHER CONTRACTUAL, TORTIOUS, EQUITABLE, STATUTORY OR OTHERWISE), EXCEPT FOR SUCH MATTERS GOVERNED BY SECTION 3.2 AS TO THE DETERMINATION OF DISPUTES WITH RESPECT TO ANY ADJUSTMENT AMOUNT,  SHALL BE REFERRED TO AND FINALLY RESOLVED BY ARBITRATION IN NEW YORK UNDER THE ARBITRATION RULES OF THE UNITED NATIONS COMMISSION ON INTERNATIONAL TRADE LAW, WHICH RULES ARE DEEMED TO BE INCORPORATED BY REFERENCE INTO THIS CLAUSE, BY ARBITRATORS APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATION AND APPOINTING AUTHORITY WILL BE THE AMERICAN ARBITRATION ASSOCIATION.

Section 8.3                      Entire Agreement.  Except for and without limiting either Party’s rights under the Purchase Agreement, this Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties regarding the subject matter hereof.  In the event of any conflict between the terms and provisions of the Purchase Agreement and the terms and provisions of this Agreement, the terms and provisions of the Purchase Agreement shall control to the extent of such conflict.

Section 8.4                      Notices.  Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (i) delivered in person, by courier (e.g., by Federal Express) or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (ii) sent by telecopy, telefax or other facsimile or electronic transmission, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below.  Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by telex, telecopy, telefax or other facsimile or electronic transmission after 5:00 p.m. or on a day that is not a Business Day at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt.

Notices to Allied shall be addressed as follows:

Allied Energy Plc
Plot 1649 Olosa Street
CAMAC House
Victoria Island, Lagos
Nigeria
With copy to:

Allied Energy Plc
c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2200
Houston, Texas 77056

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Notices to CEHL shall be addressed as follows:

CAMAC Energy Holdings Limited
c/o CAMAC International Corporation
1330 Post Oak Blvd.
Suite 2200
Houston, Texas 77056

or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Allied may designate by written notice to Newco.

Notices to Newco shall be addressed to:  c/o Pacific Asia Petroleum, Inc., 250 East Hartsdale Ave., Suite 47, Hartsdale, New York 10530, facsimile 914-472-6793, or at such other address or to such other telecopy, telefax or other facsimile or electronic transmission number and to the attention of such other Person as Newco may designate by written notice to Allied.

Section 8.5                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the respective rights and obligations of the Parties shall not be assignable or delegable by either Party without the express written consent of the non-assigning or non-delegating Party.  All assignments permitted or consented to hereunder (i) shall be, and by their terms shall expressly provide that they are, subject to the rights of the other Party under this Agreement, (ii) shall require that the assignee agree to be bound by and perform all obligations of the assigning Party hereunder with respect to the interest so assigned, and (iii) shall not release the assigning Party or its predecessor Parties in interest under this Agreement from their obligations under this Agreement.  Any purported assignment of this Agreement in whole or in part without the written consent of the non-assigning Party or Parties where required by the provisions of this Section shall be void.

Section 8.6                      Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  A Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 8.7                      Agreement for the Parties’ Benefit Only.  This Agreement is for the sole benefit of the Parties and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third-party beneficiary of this Agreement.

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Section 8.8                      Attorneys’ Fees.  The prevailing Party in any legal proceeding or arbitration brought under or to enforce this Agreement shall be additionally entitled to recover court, tribunal or other arbitrator costs and reasonable attorneys’ fees (including reasonable charges for the time of the prevailing Party’s in-house attorneys) from the non-prevailing Party.

Section 8.9                      Severability.  If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application of such term, provision or condition) shall not in any way be affected or impaired thereby.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first written above.

ALLIED ENERGY PLC

By:  /s/ Kamoru Lawal

Kamoru Lawal

Director

CAMAC PETROLEUM LIMITED

By:  /s/ Frank C. Ingriselli

Name:  Frank C. Ingriselli

Title:  Director

CAMAC ENERGY HOLDINGS LIMITED

Solely with respect to Article I, the Waiver Damages set forth in Section 3.1(d), Section 3.2, and Articles IV through VIII

By:  /s/ Kamoru Lawal

Kamoru Lawal

Director

Signature Page to Oyo Field Agreement